EXHIBIT 21.01

CSG Systems International, Inc.

Subsidiaries of the Registrant

As of December 31, 2011

Subsidiary	State or Country of Organization

Billing Intec Uruguay S.A.	Uruguay
Comtecnet Incorporated	New Jersey
CSG Interactive Messaging, Inc.	Delaware
CSG International Australia Pty Limited	Australia
CSG International Holdings, LLC	Delaware
CSG International Pty Limited	Australia
CSG Media LLC	Delaware
CSG Services, Inc.	Delaware
CSG Systems International, Inc.	Delaware
CSG Systems U.K. Limited	United Kingdom
CSG Systems U.S. Holding Limited	United Kingdom
CSG Systems, Inc.	Delaware
Dataphone (Holdings) Limited	United Kingdom
DataProse, Inc.	California
Digiquant Malaysia Sdn. Bhd	Malaysia
Inception to Implementation (M) Sd. Bhd	Malaysia
Independent Technology Billing Solutions S de RL de CV	Mexico
Independent Technology Systems (India) Pvt. Ltd.	India
Independent Technology Systems Limited	United Kingdom
Independent Technology Systems Scandinavia AB	Sweden
Independent Technology Systems SL Unipersonal	Spain
Intec (Guernsey) 1 Limited	Guernsey
Intec (Guernsey) 2 Limited	Guernsey
Intec Billing (Holding) Canada Ltd	Canada
Intec Billing Canada Ltd.	Canada
Intec Billing Ireland	Ireland
Intec Billing Nigeria Limited	Nigeria
Intec Billing, Inc.	Delaware
Intec Outsourcing Services (Midwest), Inc.	Delaware
Intec Systems (Asia) Sdn Bhd	Malaysia
Intec Systems Vietnam Co, Ltd	Vietnam
CSG International Pty Limited	Australia
Intec Telecom Systems (France) SARL	France
Intec Telecom Systems (Revenue Assurance Division) Limited	United Kingdom
Intec Telecom Systems (Singapore) Pte Ltd.	Singapore
Intec Telecom Systems Denmark A/S	Denmark
Intec Telecom Systems Deutschland GmbH	Germany
Intec Telecom Systems do Brasil Limitada	Brazil
Intec Telecom Systems Italia SpA	Italy
Intec Telecom Systems Limited	United Kingdom
Intec Telecom Systems Pty Ltd	Australia
Intec Telecom Systems South Africa (Pty) Limited	South Africa
Intec USA, Inc.	Delaware
Telution, Inc.	Delaware